The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 26, 2016

Pricing supplement no.

To prospectus dated February 19, 2016,

prospectus supplement dated February 19, 2016,

product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

02-#34-2016-R Registration Statement No. 333-199966 Dated February , 2016 Rule 424(b)(2)

$ Review Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due March 1, 2019

General

●

The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the SPDR® S&P® Oil & Gas Exploration & Production ETF on that Review Date is at or above the Call Price or, (2) with respect to the final Review Date, the Final Share Price is at or above the Call Price applicable to the final Review Date. If the notes are not automatically called and the Final Share Price is less than the Initial Strike Price by more than the Contingent Buffer Amount of 50%, investors will lose more than 50% of their principal amount at maturity and may lose all of their principal amount at maturity.

●

Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.

●	The earliest date on which an automatic call may be initiated is March 10, 2017†.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
●	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Fund:	The SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP). For additional information about the Fund, see the information set forth in Appendix A to this pricing supplement.

Automatic Call:	If (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund on that Review Date is greater than or equal to the Call Price or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Call Price, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.

Call Price:	80% of the Initial Strike Price for each Review Date

Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

•  at least 16.50%* ×$1,000 if automatically called on the first Review Date

•  at least 33.00%* × $1,000 if automatically called on the second Review Date

•  at least 49.50%* × $1,000 if automatically called on the final Review Date

*The actual call premiums applicable to the first, second and final Review Dates will be provided in the pricing supplement, and will not be less than 16.50%, 33.00% and 49.50%, respectively.

Payment at Maturity:

If the notes are not automatically called and the Final Share Price is less than the Initial Strike Price by up to 50%, you will receive the principal amount of your notes at maturity.

If the notes are not automatically called and the Final Share Price is less than the Initial Strike Price by more than 50%, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If the notes are not automatically called and the Final Share Price is less than the Initial Strike Price by more than 50%, you will lose more than 50% of your principal amount at maturity and may lose all of your principal amount at maturity.

Contingent Buffer Amount:	50%

Fund Return:	(Final Share Price – Initial Strike Price) Initial Strike Price
Initial Strike Price:	The price of one share of the Fund to be determined by reference to certain intraday prices of the Fund on the Pricing Date. The Initial Strike Price will not be determined by reference to the closing price of one share of the Fund on the Pricing Date. Although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Initial Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.
Final Share Price:	The arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information about these adjustments.
Pricing Date:	On or about February 26, 2016
Original Issue Date (Settlement Date):	On or about March 2, 2016
Review Dates†:	March 10, 2017, February 26, 2018 and February 26, 2019 (final Review Date)
Ending Averaging Dates†:	February 20, 2019, February 21, 2019, February 22, 2019, February 25, 2019 and February 26, 2019
Call Settlement Date†:	The third business day after the applicable Review Date, except that if the notes are called on the final Review Date, the Call Settlement Date will be the Maturity Date
Maturity Date†:	March 1, 2019
CUSIP:	48128GPZ7
†

Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $952.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

February     , 2016

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

When you read the product supplement and the underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

●	Prospectus supplement and prospectus, each dated February 19, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Review Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-1

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Fund as shown under the columns “Fund Price Appreciation/Depreciation at Review Date” and “Fund Return.” The following table assumes a hypothetical Initial Strike Price of $25 and a hypothetical Call Price of $20 (equal to 80% of the hypothetical Initial Strike Price) and reflects the Contingent Buffer Amount of 50%. The table assumes that the call premiums used to calculate the call premium amount applicable to the first, second and final Review Dates are 16.50%, 33.00% and 49.50%, respectively, regardless of the appreciation of the Fund, which may be significant. The actual call premiums will be provided in the pricing supplement and will not be less than 16.50%, 33.00% and 49.50%, respectively. There will be only one payment on the notes whether called or at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date				Final Review Date
Closing Price at Review Date	Fund Price Appreciation/ Depreciation at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Final Share Price (1)	Fund Return	Total Return at Maturity
$45.0000	80.00%	16.50%	33.00%	$45.0000	80.00%	49.50%
$42.5000	70.00%	16.50%	33.00%	$42.5000	70.00%	49.50%
$40.0000	60.00%	16.50%	33.00%	$40.0000	60.00%	49.50%
$37.5000	50.00%	16.50%	33.00%	$37.5000	50.00%	49.50%
$35.0000	40.00%	16.50%	33.00%	$35.0000	40.00%	49.50%
$32.5000	30.00%	16.50%	33.00%	$32.5000	30.00%	49.50%
$30.0000	20.00%	16.50%	33.00%	$30.0000	20.00%	49.50%
$27.5000	10.00%	16.50%	33.00%	$27.5000	10.00%	49.50%
$25.0000	0.00%	16.50%	33.00%	$25.0000	0.00%	49.50%
$23.7500	-5.00%	16.50%	33.00%	$23.7500	-5.00%	49.50%
$22.5000	-10.00%	16.50%	33.00%	$22.5000	-10.00%	49.50%
$20.0000	-20.00%	16.50%	33.00%	$20.0000	-20.00%	49.50%
$17.5000	-30.00%	N/A	N/A	$17.5000	-30.00%	0.00%
$15.0000	-40.00%	N/A	N/A	$15.0000	-40.00%	0.00%
$12.5000	-50.00%	N/A	N/A	$12.5000	-50.00%	0.00%
$12.4975	-50.01%	N/A	N/A	$12.4975	-50.01%	-50.01%
$10.0000	-60.00%	N/A	N/A	$10.0000	-60.00%	-60.00%
$7.5000	-70.00%	N/A	N/A	$7.5000	-70.00%	-70.00%
$5.0000	-80.00%	N/A	N/A	$5.0000	-80.00%	-80.00%
$2.5000	-90.00%	N/A	N/A	$2.5000	-90.00%	-90.00%
$0.0000	-100.00%	N/A	N/A	$0.0000	-100.00%	-100.00%

(1)	The Final Share Price is equal to the arithmetic average of the closing prices of one share of the Fund on the Ending Averaging Dates.

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The price of one share of the Fund increases from the Initial Strike Price of $25 to a closing price of $27.50 on the first Review Date. Because the closing price of one share of the Fund on the first Review Date of $27.50 is greater than the Call Price of $20, the notes are automatically called, and the investor receives a single payment of $1,165 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The price of one share of the Fund decreases from the Initial Strike Price of $25 to a closing price of $20 on the first Review Date. Because the closing price of one share of the Fund on the first Review Date is equal to the Call Price, the notes are automatically called, and the investor receives a single payment of $1,165 per $1,000 principal amount note.

Example 3: The price of one share of the Fund decreases from the Initial Strike Price of $25 to closing prices of $17.50 and $15 on the first and second Review Dates, respectively, and increases from the Initial Strike Price of $25 to a Final Share Price of $27.50. Because the closing price of one share of the Fund on each of the first two Review Dates ($17.50 and $15) is less than the Call Price of $20, the notes are not automatically called on these Review Dates. However, because the Final Share Price of $27.50 is greater than the Call Price of $20, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,495 per $1,000 principal amount note.

Example 4: The price of one share of the Fund decreases from the Initial Strike Price of $25 to closing prices of $17.50 and $15 on the first and second Review Dates, respectively, and to a Final Share Price of $12.50. Because

JPMorgan Structured Investments — Review Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-2

(a) the closing price of one share of the Fund on each of the first two Review Dates ($17.50 and $15) is less than the Call Price of $20 and (b) the Final Share Price of $12.50 is less than the Initial Strike Price by up to the Contingent Buffer Amount of 50%, the notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount note.

Example 5: The price of one share of the Fund decreases from the Initial Strike Price of $25 to closing prices of $17.50 and $15 on the first and second Review Dates, respectively, and to a Final Share Price of $7.50. Because (a) the closing price of one share of the Fund on each of the first two Review Dates ($17.50 and $15) is less than the Call Price of $20, and (b) the Final Share Price of $7.50 is less than the Initial Strike Price by more than the Contingent Buffer Amount of 50%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

●

APPRECIATION POTENTIAL — If (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund is greater than or equal to the Call Price on that Review Date or, (2) with respect to the final Review Date, the Final Share Price is greater than or equal to the Call Price, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) at least 16.50%* × $1,000 if automatically called on the first Review Date, (ii) at least 33.00%* × $1,000 if automatically called on the second Review Date; or (iii) at least 49.50%* × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual call premiums applicable to the first, second and final Review Dates will be provided in the pricing supplement and will not be less than 16.50%, 33.00% and 49.50%, respectively.

●

POTENTIAL FOR A RETURN BASED ON THE CALL PREMIUM EVEN IF THE FUND RETURN IS NEGATIVE —The Call Price is set at 80% of the Initial Strike Price. Accordingly, on any Review Date, you will receive the applicable Call Premium even if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund on that Review Date is less than the Initial Strike Price by up to 20% or, (2) with respect to the final Review Date, the Final Share Price is less than the Initial Strike Price by up to 20%.

●

POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is approximately three years, the notes will be automatically called before maturity if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Fund on that Review Date is at or above the Call Price or, (2) with respect to the final Review Date, the Final Share Price is at or above the Call Price, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement.

●

LIMITED PROTECTION AGAINST LOSS — If the notes are not automatically called and the Final Share Price is less than the Initial Strike Price by up to the Contingent Buffer Amount of 50%, you will be entitled to the full repayment of your principal at maturity. If the Final Share Price is less than the Initial Strike Price by more than 50%, for every 1% that the Final Share Price is less than the Initial Strike Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 50% of your principal amount at maturity and may lose all of your principal amount at maturity.

●

RETURN LINKED TO THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF — The return on the notes is linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the oil and gas exploration and production segment of a U.S. total market composition index, which we refer to as the Underlying Index with respect to the Fund. The Underlying Index for the Fund is currently the S&P® Oil & Gas Exploration & Production Select Industry Index®. For additional information about the SPDR® S&P® Oil & Gas Exploration & Production ETF, see the information set forth in Appendix A to this pricing supplement.

●

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as

JPMorgan Structured Investments — Review Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-3

Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund or any of the equity securities held by the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement 1a-I.

●

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the return on the notes at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. If the Final Share Price is less than the Initial Strike Price by more than the Contingent Buffer Amount of 50%, the benefit provided by the Contingent Buffer Amount will terminate and for every 1% that the Final Share Price is less than the Initial Strike Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 50% of your principal amount at maturity and may lose all of your principal amount at maturity.

●

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

In addition, although the calculation agent will make all determinations and will take all actions in relation to the establishment of the Initial Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.

JPMorgan Structured Investments — Review Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF	PS-4

●

LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Fund, which may be significant. Because the closing price of one share of the Fund at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower payment upon an automatic call or at maturity, as the case may be, than you would have if you had invested directly in the Fund.

●

REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

●

THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE — If the notes have not been automatically called previously and the Final Share Price is less than the Initial Strike Price by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation in the Fund.

●

JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

●

THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Fund , including:

●	any actual or potential change in our creditworthiness or credit spreads;
●	customary bid-ask spreads for similarly sized trades;
●	secondary market credit spreads for structured debt issuances;
●	the actual and expected volatility of the Fund;
●	the time to maturity of the notes;
●	the likelihood of an automatic call being triggered;
●	the dividend rates on the Fund and the equity securities held by the Fund;
●	interest and yield rates in the market generally;
●	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
●	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or securities held by the Fund or included in the Underlying Index would have.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on NYSE Arca, Inc. and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

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THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate its Underlying Index (as described under “Appendix A” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

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RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY — All or substantially all of the equity securities underlying the Fund are issued by companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

●	worldwide and domestic supplies of, and demand for, crude oil and natural gas;
●	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

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●	consumer confidence;
●	changes in weather patterns and climatic changes;
●	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;
●

the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

●	the price and availability of alternative and competing fuels;
●	domestic and foreign governmental regulations and taxes;
●	employment levels and job growth; and
●	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the underlying index and tracked by the Fund to decline during the term of the notes.

For example, the Fund suffered significant negative performance in 2014 and 2015 while the broader U.S. equities markets achieved positive returns for the same period.

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VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the Final Share Price could be below its Call Price or below its Initial Strike Price by more than the Contingent Buffer Amount. The Fund’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Fund could fall sharply between the Pricing Date and the final Review Date, which could result in a significant loss of principal.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the call premium will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the call premium.

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Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from January 7, 2011 through February 19, 2016. The closing price of one share of the Fund on February 25, 2016 was $24.16.

We obtained the closing prices of one share of the Fund above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits. The historical closing prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on any Review Date or Ending Averaging Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of

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the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and Appendix A in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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Appendix A

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained in this pricing supplement regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, SPDR® Series Trust and SSGA Funds Management, Inc. (“SSFM”). The Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.” The inception date of the Fund was June 19, 2006.

The SPDR® Series Trust consists of separate investment portfolios (each, a “SPDR® Series Fund”). Each SPDR® Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”), a U.S. total market composite index. The investment objective of each Select Industry SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM or the Fund, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSFM and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Fund seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Underlying Index”). For more information about the Underlying Index, please see “ — The S&P® Oil & Gas Exploration & Production Select Industry Index®” below.

Investment Strategy — Sampling

In seeking to track the performance of the Underlying Index, the Fund employs a “sampling” strategy, which means that the Fund is not required to purchase all of the securities represented in the Underlying Index. Instead, the Fund may purchase a subset of the securities in the Underlying Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Underlying Index. The quantity of holdings in the Fund will be based on a number of factors, including asset size of the Fund. Based on its analysis of these factors, SSFM may invest the Fund’s assets in a subset of securities in the Underlying Index or may invest the Fund’s assets in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index. Under normal market conditions, the Fund generally invests substantially all, but at least 80%, of its total assets in the securities included in the Underlying Index. In addition, the Fund may invest in equity securities that are not included in the Underlying Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM).

Correlation

The Underlying Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The Fund seeks to track the performance of the Underlying Index as closely as possible (i.e., achieve a high degree of correlation with the Underlying Index). However, the Fund’s return may not match the return of the Underlying Index. The Fund incurs a number of operating expenses not applicable to the Underlying Index and incurs costs in buying and selling securities. In addition, the Fund may not be fully invested at times, generally as a result of cash flows into or out of the Fund or reserves of cash held by the Fund to meet redemptions. The Fund may attempt to replicate the Underlying Index return by investing in fewer than all of the securities in the Underlying Index, or in some securities not included in the Underlying Index, potentially increasing the risk of divergence between the Fund’s return and that of the Underlying Index.

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Holdings Information

As of February 24, 2016, the Fund included 63 securities. The following tables summarize the Fund’s top 10 holdings in individual securities and holdings by sub-industry as of that date.

Top 10 holdings in individual securities as of February 24, 2016

Security	Percentage of Total Holdings
Gulfport Energy Corporation	3.11%
Antero Resources Corporation	3.10%
Cabot Oil & Gas Corporation	3.06%
Southwestern Energy Company	2.90%
EQT Corporation	2.85%
Exxon Mobil Corporation	2.75%
Occidental Petroleum Corporation	2.63%
Range Resources Corporation	2.57%
Chevron Corporation	2.47%
Phillips 66	2.39%

Holdings by sub-industry as of February 24, 2016

Sub-industry	Percentage of Total Holdings
Oil & Gas Exploration & Production	73.63%
Oil & Gas Refining & Marketing	18.37%
Integrated Oil & Gas	7.85%
Unassigned	0.15%

The information above was compiled from the SPDR® Series Trust website, without independent verification. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The S&P® Oil & Gas Exploration & Production Select Industry Index®

The Underlying Index is a modified equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TM Index, a benchmark that measures the performance of the U.S. equity market. The Underlying Index includes common stocks of leading oil & gas companies listed on the NYSE or another U.S. national securities exchange, or NASDAQ/NMS. Each of the companies in the Underlying Index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TM Index. The Underlying Index is reported by Bloomberg under the ticker symbol “SPSIOP.” For more information about the Underlying Index, please see “Equity Index Descriptions — The S&P Select Industry Indices” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the Underlying Index is a “Select Industry Index.”

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